EX 99.28(e)(1)(iv)

THIRD AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT

This Third Amendment, effective as of April 27, 2015, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of February, 2012, among JACKSON NATIONAL LIFE INSURANCE COMPANY (“Insurance Company”), on behalf of itself and certain of its separate accounts; JACKSON VARIABLE SERIES TRUST (formerly, CURIAN VARIABLE SERIES TRUST) (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware; and solely for purposes of Section 34 to the Agreement, JACKSON NATIONAL ASSET MANAGEMENT, LLC (“JNAM”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies;

WHEREAS, the parties desire to amend the Agreement to reflect the name change to the Trust;

WHEREAS, the parties desire to amend the Agreement to reflect the change in the defined party solely for the purposes of Section 34 in the above paragraph pursuant to a shareholder vote to change the investment adviser to the Trust.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC hereby agree as follows:

1.	Section 34 is deleted in its entirety and replaced with the following:

34.    The Trust and JNAM hereby agree that for as long as this Agreement is in effect, all proxies received by the Trust for matters requiring approval by shareholders of a Master Fund shall be echo voted in the same proportion as the votes cast for those shares held by other shareholders of the Master Fund who are not affiliated with JNAM or the Insurance Company.

2.	Insurance Company, the Trust, the Series, CRMC and the Transfer Agent hereby agree that Attachment A to the Agreement is deleted and replaced with Attachment A attached hereto.

3.	Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By:	/s/ Tom Meyer
Its:	Senior Vice President, General Counsel

The Trust

By:	/s/ Kelly Crosser
Its:	Assistant Secretary
JNAM Solely for purposes of Section 34 of the Agreement
By:	/s/ Susan S. Rhee
Its:	Senior Vice President, General Counsel

American Funds Insurance Series

By:	/s/ Steven I. Koszalka
Its:	Secretary

Capital Research and Management Company

By:	/s/ Michael J. Downer
Its:	Senior Vice President, Secretary

Attachment A

Master Funds and Corresponding Funds
Effective April 27, 2015

American Funds Insurance Series Master Funds:	Trust Funds:
American Funds Insurance Series – Growth Fund	JNL/American Funds® Growth Fund (formerly, Curian/American Funds® Growth Fund)
American Funds Insurance Series – Global Growth Fund	JNL/American Funds® Global Growth Fund (formerly, Curian/American Funds® Global Growth Fund)